Exhibit 21.1
SOTERA HEALTH COMPANY
The following is a list of subsidiaries of Sotera Health Company, omitting subsidiaries which are dormant entities without any operations and holding no or de minimis assets, and which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of February 28, 2023.

Name of Subsidiary	Jurisdiction of Incorporation
Companhia Brasileira de Esterilização	Brazil
DEROSS Holding B.V.	Netherlands
Nelson Laboratories, LLC	Delaware
Nelson Laboratories Bozeman, LLC	Delaware
Nelson Laboratories Fairfield Holdings, LLC	Delaware
Nelson Laboratories Fairfield, Inc.	New Jersey
Nelson Laboratories Holdings, LLC	Delaware
Nelson Labs NV	Belgium
Nordion (Canada) Inc.	Canada
Nordion US Holdings LLC	Delaware
Nordion (US) Inc.	Delaware
Regulatory Compliance Associates Inc.	Delaware
REVISS Services (UK) Limited	United Kingdom
RSI Leasing, LLC	California
Sotera Health LLC	Delaware
Sotera Health Holdings, LLC	Delaware
Sotera Health Services, LLC	Delaware
Sterigenics Belgium Fleurus S.A.	Belgium
Sterigenics Belgium Petit Rechain S.A.	Belgium
Sterigenics Brasil Participaçãos EIRELI	Brazil
Sterigenics Costa Rica, S.R.L.	Costa Rica
Sterigenics Denmark A/S	Denmark
Sterigenics EO Canada, Inc.	Canada
Sterigenics France S.A.S.	France
Sterigenics Germany GmbH	Germany
Sterigenics Italy S.p.A.	Italy
Sterigenics NV	Belgium
Sterigenics Radiation Technologies, LLC	Delaware
Sterigenics Radiation Technologies Canada, Inc.	British Columbia
Sterigenics Radiation Technologies Holdings, LLC	Delaware
Sterigenics Radiation Technologies IN, Inc.	Indiana
Sterigenics, S. de R.L. de C.V.	Mexico
Sterigenics S.A.S.	France
Sterigenics Shanghai E-beam Ltd.	China
Sterigenics Shanghai ETO Ltd.	China
Sterigenics Thailand, Ltd.	Thailand
Sterigenics UK Limited	United Kingdom
Sterigenics U.S., LLC	Delaware
STR 1 B.V.	Netherlands
STR 2 B.V.	Netherlands
STR C.V.	Netherlands
Unidade de Esterilização Cotia LTDA	Brazil